Exhibit 99.1

Fair Isaac Announces Third Quarter 2008 Results

Earnings per share of $0.54, including a gain from discontinued operations of $0.16;

Earnings per share from continuing operations of $0.38

MINNEAPOLIS--(BUSINESS WIRE)--Fair Isaac Corporation (NYSE:FIC), the leading provider of analytics and decision management technology, today announced the financial results for its third quarter ended June 30, 2008.

“We achieved targeted earnings results despite significant weakness in our primary market – U.S. financial services. As conditions in that market are likely to remain challenging in the near term, we are staying focused on protecting earnings through strict cost management and prudent expansion into selected growth industries and international markets. We remain committed to our Decision Management strategy, which is especially relevant to clients in this era of heightened defaults, fraud, and uncollectible receivables,” said Mark Greene, Chief Executive Officer.

Third Quarter Fiscal 2008 Results from Continuing Operations

The company reported third quarter revenues from continuing operations of $183.3 million in fiscal 2008 versus $196.6 million reported in the prior year period. Net income from continuing operations for the third quarter of fiscal 2008 totaled $18.8 million, or $0.38 per diluted share, versus $26.1 million, or $0.46 per diluted share, reported in the prior year period.

Third quarter fiscal 2008 results from continuing operations included after-tax charges of $1.4 million, or $0.03 per diluted share, from the continuation of company’s previously announced reengineering plan. The charges relate to a further reduction in workforce and facility consolidation.

Third Quarter Fiscal 2008 Revenues from Continuing Operations Highlights

Revenues for third quarter fiscal 2008 across each of the company’s four operating segments were as follows:

  Strategy Machine® Solutions revenues were $94.8 million in the third quarter compared to $104.1 million in the prior year quarter, or a decrease of 8.9%, primarily due to a decline associated with collections and recovery, fraud and marketing solutions, offset by an increase in revenues derived from consumer and originations products.
  Scoring Solutions revenues were $37.6 million in the third quarter compared to $47.2 million in the prior year quarter, or a decrease of 20.5%, primarily due to a decrease in the volume of credit bureau risk scores, including a one-time true-up relating to the previously announced agreement with Equifax, and a decrease in revenues derived from our PreScore® Service.
  Professional Services revenues were $39.1 million in the third quarter compared to $35.2 million in the prior year quarter, or an increase of 11.3%, primarily due to an increase in revenues derived from collections and recovery, fraud and Blaze Advisor™ implementation services.
  Analytic Software Tools revenues were $11.8 million in the third quarter compared to $10.1 million in the prior year quarter, or an increase of 16.6%, due to an increase in revenues generated from sales of the Xpress MP and Model Builder products.

Fiscal 2008 Year-to-date Results from Continuing Operations

The company reported year-to-date revenues from continuing operations of $566.7 million in fiscal 2008 versus $585.5 million reported in the prior year period. Net income from continuing operations for year-to-date fiscal 2008 totaled $57.4 million, or $1.16 per diluted share, versus $79.4 million, or $1.36 per diluted share, reported in the prior year period.

Year-to-date fiscal 2007 results from continuing operations included $7.7 million in revenues from the mortgage product line, which was sold in March 2007.

Fiscal 2008 Year-to-date Revenues from Continuing Operations Highlights

Revenues for year-to-date fiscal 2008 across each of the company’s four operating segments were as follows:

  Strategy Machine® Solutions revenues were $293.6 million compared to $306.4 million in the prior year, or a decrease of 4.2%, primarily due to the divestiture of the mortgage product line in the second quarter of fiscal 2007 and a decline associated with marketing solutions and analytics products, partially offset by an increase in revenues derived from collections and recovery, and consumer products.
  Scoring Solutions revenues were $119.6 million compared to $134.5 million in the prior year, or a decrease of 11.1%, primarily due to a decrease in revenues derived from our PreScore® Service as well as a decrease in the volume of credit bureau risk scores, including a one-time true-up relating to the previously announced agreement with Equifax.
  Professional Services revenues were $114.6 million compared to $110.8 million in the prior year, or an increase of 3.4%, primarily due to an increase associated with collections and recovery, customer management, fraud and Blaze Advisor™ implementation and consulting services, partially offset by a decrease in revenues derived from originations and healthcare and analytic implementation and consulting services.
  Analytic Software Tools revenues were $38.8 million compared to $33.7 million in the prior year, or and increase of 15.0%, due to an increase in revenues generated from the sale of the Blaze Advisor™, model builder and Xpress MP products.

Bookings from Continuing Operations Highlights

The bookings from continuing operations for the third quarter were $64.2 million compared to $78.7 million in the same period last year. Year-to-date fiscal 2008 bookings from continuing operations were $256.1 million compared to $208.5 million for the prior year. The company defines a “new booking” as estimated future contractual revenues, including agreements with perpetual, multi-year and annual terms. Management regards the volume of new bookings achieved as one indicator of future revenues, but they are not comparable to, nor should they be substituted for, an analysis of the company’s revenues.

Impact from Discontinued Operations

The company completed the sale of its Insurance Bill Review business unit on April 30, 2008, and the results for that business unit have been reported as a discontinued operation within this press release and in the accompanying financial statements.

The net gain associated with the discontinued operation for the third quarter of fiscal 2008 totaled $7.7 million, or $0.16 per diluted share, versus a net loss of $2.3 million, or $0.04 per diluted share, in the prior year period. The third quarter of fiscal 2008 gain is comprised of a $7.6 million gain related to tax deductions associated with intangible assets of the business unit and $100,000 of income from operations.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents, and investments were $244.7 million at June 30, 2008, as compared to $246.8 million at September 30, 2007. Significant changes in cash and cash equivalents from September 30, 2007 include cash provided by operations of $113.8 million, proceeds from the issuance of Senior Notes of $275.0 million, proceeds from the sale of the Insurance Bill Review business unit of $14.2 million, and $19.6 million received from the exercise of stock options and stock issued under an employee stock purchase plan. Cash used during fiscal 2008 includes $17.6 million related to purchases of property and equipment, $33.3 million related to the acquisition of Dash Optimization Limited, $122.8 million related to repurchases of Senior Convertible Notes, $132.0 million in repayments on the revolving credit facility, and $116.6 million to repurchase common stock.

Outlook of Continuing Operations

The company expects revenues from continuing operations for the last quarter of fiscal 2008 to be approximately $187.0 million and earnings per diluted share to be approximately $0.36.

Company to Host Conference Call

The company will host a conference call today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to discuss its third quarter fiscal 2008 results, and outlook for the remainder of fiscal 2008. The call can be accessed live on the Investor Relations section of the company’s Web site at www.fairisaac.com, and a webcast replay will be available approximately two hours after the completion of the call through August 20, 2008.

About Fair Isaac

Fair Isaac Corporation (NYSE:FIC) transforms business by making every decision count. Fair Isaac’s Decision Management solutions combine trusted advice, world-class analytics and innovative applications to give organizations the power to automate, improve and connect decisions across their business. Clients in 80 countries work with Fair Isaac to increase customer loyalty and profitability, cut fraud losses, manage credit risk, meet regulatory and competitive demands, and rapidly build market share. Fair Isaac also helps millions of individuals manage their credit health through the www.myFICO.com website. Learn more about Fair Isaac at www.fairisaac.com.

Statement Concerning Forward-Looking Information

Except for historical information contained herein, the statements contained in this news release that relate to Fair Isaac or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company’s Decision Management strategy, its ability to recruit and retain key technical and managerial personnel, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, competition, regulatory changes applicable to the use of consumer credit and other data, the possibility that the anticipated benefits of acquisitions, including expected synergies, will not be realized and other risks described from time to time in Fair Isaac’s SEC reports, including its Annual Report on Form 10-K/A for the year ended September 30, 2007, and its last quarterly report on Form 10-Q for the period ended March 31, 2008. If any of these risks or uncertainties materialize, Fair Isaac’s results could differ materially from its expectations. Fair Isaac disclaims any intent or obligation to update these forward-looking statements.

Fair Isaac, Strategy Machine, Blaze Advisor and PreScore are trademarks or registered trademarks of Fair Isaac Corporation in the United States and in other countries.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Nine Months Ended June 30, 2008 and 2007
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues	$183,315	$196,627	$566,655	$585,466

Operating expenses:
Cost of revenues	68,709	65,291	208,627	192,806
Research and development	18,779	16,917	58,910	51,742
Selling, general and administrative	59,734	69,464	187,858	203,679
Amortization of intangible assets	3,797	4,833	10,481	16,585
Restructuring	2,176	-	7,855	-
Gain on sale of product line assets	-	-	-	(1,541)
Total operating expenses	153,195	156,505	473,731	463,271
Operating income	30,120	40,122	92,924	122,195
Other income (expense), net	(2,018)	184	(5,424)	1,221
Income from continuing operations before income taxes	28,102	40,306	87,500	123,416
Provision for income taxes	9,304	14,194	30,092	44,063
Income from continuing operations	18,798	26,112	57,408	79,353
Income (loss) from discontinued operations, net of tax	7,703	(2,344)	2,766	(2,922)
Net Income	$26,501	$23,768	$60,174	$76,431

Basic earnings (loss) per share:
Continuing operations	$0.39	$0.47	$1.17	$1.39
Discontinued operations	0.16	(0.04)	0.06	(0.05)
Total	$0.55	$0.43	$1.23	$1.34

Diluted earnings (loss) per share:
Continuing operations	$0.38	$0.46	$1.16	$1.36
Discontinued operations	0.16	(0.04)	0.05	(0.05)
Total	$0.54	$0.42	$1.21	$1.31

Shares used in computing earnings per share:
Basic	48,521	55,776	49,111	56,928
Diluted	48,727	56,896	49,633	58,518

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2008 and September 30, 2007
(In thousands)
(Unaudited)

	June 30,	September 30,
	2008	2007

ASSETS:
Current assets:
Cash and cash equivalents	$102,876	$95,284
Marketable securities	52,895	125,327
Accounts receivable, net	152,564	169,293
Prepaid expenses and other current assets	21,930	23,008
Current assets of discontinued operations	-	9,839
Total current assets	330,265	422,751

Marketable securities and investments	88,886	26,150
Property and equipment, net	48,360	51,007
Goodwill and intangible assets, net	759,271	740,185
Other assets	21,450	18,868
Long-term assets of discontinued operations	-	16,810
	$1,248,232	$1,275,771

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$36,093	$45,323
Senior convertible notes	267,259	390,963
Accrued compensation and employee benefits	31,368	43,418
Deferred revenue	39,524	42,010
Current liabilities of discontinued operations	-	4,210
Total current liabilities	374,244	525,924

Revolving line of credit	38,000	170,000
Senior notes	275,000	-
Other liabilities	16,745	13,533
Total liabilities	703,989	709,457

Stockholders’ equity	544,243	566,314
	$1,248,232	$1,275,771

FAIR ISAAC CORPORATION
REVENUES BY SEGMENT
For the Quarters and Nine Months Ended June 30, 2008 and 2007
(In thousands)
(Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Strategy machine solutions	$94,855	$104,132	$293,639	$306,411
Scoring solutions	37,553	47,229	119,556	134,482
Professional services	39,132	35,165	114,645	110,829
Analytic software tools	11,775	10,101	38,815	33,744
Total revenues	$183,315	$196,627	$566,655	$585,466

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended June 30, 2008 and 2007
(In thousands)
(Unaudited)

	Nine Months Ended
	June 30,
	2008	2007
Cash flows from operating activities:
Net income	$60,174	$76,431
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,753	39,219
Share-based compensation	21,713	28,232
Changes in operating assets and liabilities, net of acquisition and disposition effect	(4,826)	(23,619)
Other, net	7,029	8,958
Net cash provided by operating activities	113,843	129,221

Cash flows from investing activities:
Purchases of property and equipment	(17,613)	(17,315)
Cash paid for acquisition, net of cash acquired	(33,336)	-
Cash proceeds from sale of business unit	14,200	-
Cash proceeds from sale of product line assets	-	13,904
Net activity from marketable securities	8,610	24,747
Other, net	1,552	(10,213)
Net cash provided by (used in) investing activities	(26,587)	11,123

Cash flows from financing activities:
Net increase (decrease) in revolving line of credit	(132,000)	70,000
Repurchases of senior convertible notes	(122,808)	-
Proceeds from issuance of Senior Notes	275,000	-
Proceeds from issuances of common stock	19,592	77,245
Repurchases of common stock	(116,642)	(282,407)
Other, net	(3,104)	8,382
Net cash used in financing activities	(79,962)	(126,780)

Effect of exchange rate changes on cash	298	1,524

Increase in cash and cash equivalents	7,592	15,088
Cash and cash equivalents, beginning of period	95,284	75,154
Cash and cash equivalents, end of period	$102,876	$90,242

CONTACT:
Fair Isaac Corporation
Investors & Analysts:
John D. Emerick, Jr., 800-213-5542
or
Marcy K. Oelhafen, 800-213-5542
investorrelations@fairisaac.com